As filed with the Securities and Exchange Commission on August 4, 2026

Registration No. 333-251061

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-251061

UNDER

THE SECURITIES ACT OF 1933

GALERA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1454898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

101 Lindenwood Drive, Suite 225

Malvern, PA 19355

(610) 725-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Madan Jagasia, M.D., M.S.

Chief Executive Officer

Galera Therapeutics, Inc.

101 Lindenwood Drive, Suite 225

Malvern, PA 19355

(610) 725-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William D. Collins, Esq.

Gabriela Morales-Rivera, Esq.

Tevia K. Pollard, Esq.

Pia Kaur, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Galera Therapeutics, Inc., a Delaware corporation (the “Company”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), which was previously filed with the United States Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold under such Registration Statement as of the date hereof:

•

Registration Statement No.  333-251061, initially filed with the SEC on December 1, 2020, pertaining to the registration of (i) up to $200,000,000 in aggregate principal amount of the Company’s common stock, par value $0.001 per share (“Common Stock”), preferred stock, par value $0.001 per share (“Preferred Stock”), debt securities, warrants and/or units and (ii) 11,168,703 shares of Common Stock that may be offered and sold by certain selling stockholders.

On April 14, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Obsidian Therapeutics, Inc., a Delaware corporation (“Obsidian”), Gazelle Parent, Inc., a Delaware corporation (“Parent”), Onyx MergerSub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Obsidian Merger Sub”), and Gazelle Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Galera Merger Sub”).

Pursuant to the Merger Agreement, and upon the terms and subject to the satisfaction of the conditions described therein, the Company merged with and into Galera Merger Sub, with the Company surviving as a wholly owned subsidiary of Parent (the “Galera Merger”), and Obsidian merged with and into Obsidian Merger Sub, with Obsidian surviving as a wholly owned subsidiary of Parent (the “Obsidian Merger” and, together with the Galera Merger, the “Mergers”). The Mergers became effective on August 3, 2026, pursuant to certificates of merger filed with the Secretary of State of the State of Delaware.

As a result of the Mergers, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered for issuance under the Registration Statement that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on this August 4, 2026.

GALERA THERAPEUTICS, INC.

By:	/s/ Madan Jagasia, M.D., M.S.
Name: Madan Jagasia, M.D., M.S.
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.